Exhibit 10.1
March 13, 2008
PRIVATE & CONFIDENTIAL
Mr. David Hunter
[address]
Employment Letter and Terms and Conditions of Employment Full-Time, Salaried Chief Operating Officer and Managing Director
Dear David:
On behalf of BearingPoint, Inc. and BearingPoint Australia Pty. Ltd. (collectively, the “Company”), I am pleased to offer you the positions of Chief Operating Officer and Managing Director, based out of the Company’s Sydney, Australia office. Although you shall serve as the Chief Operating Officer for and at the direction of BearingPoint, Inc., you shall be employed by BearingPoint Australia Pty. Ltd. Your start date (the “Effective Date”) shall be March 13, 2008.
This Employment Letter sets forth certain terms and conditions of your employment. While the Company does not presently anticipate any required changes as to your primary work location or reporting structure, these conditions may be modified at the Company’s discretion.
Compensation. For fiscal year 2008 only, your annualized base salary shall be comprised of: (i) $430,000.00 AUD, inclusive of contributions to the Superannuation Fund, and (ii) three separate grants of stock options (“Stock Option Grants”) to purchase shares of BearingPoint, Inc.’s common stock equal to the amounts and on the designated dates (the “Option Grant Dates”) set forth immediately below, provided that your employment has not terminated prior to any such Option Grant Date, at an exercise price equal to the last available closing price of the common stock as of the Option Grant Date. The Stock Option Grants shall vest on the dates (“Vesting Dates”) set forth immediately below, provided that your employment has not terminated prior to any such Vesting Date.

Stock Option Grants	Option Grant Date(s)	Vesting Date(s)

96,334	April 1, 2008	December 31, 2008

96,333	July 1, 2008	December 31, 2008

96,333	October 1, 2008	December 31, 2008

Mr. David Hunter
March 13, 2008

The Stock Options will be issued under the BearingPoint, Inc.’s 2000 Long-Term Incentive Plan (as amended, the “LTIP”). An Award Notice of Stock Option Grant, detailing the various terms of each grant, shall be issued to you at or around the time of each Option Grant Date. The attached Stock Option Agreement, together with the related Award Notice of Stock Option Grant, detail the various terms of the grant of the Stock Options. As further described in the attached Stock Option Agreement, the Company understands that you propose to transfer the Stock Options to a trust or similar entity to be formed for your estate and/or tax planning purposes. Prior to any such transfer, you agree that you shall demonstrate such purpose to the satisfaction of the Company (in the exercise of its discretion) by providing such documentation and information as requested by the Company, and the Company shall have the sole discetion in approving any such transfer. In addition and as provided in the Stock Option Agreement, any such transfer (i) shall be made pursuant to an Assignment of Stock Options, substantially in the form of Exhibit A attached to the Stock Option Agreement, with such further changes or modifications thereto as directed by the Company and (ii) shall be subject to such other terms and conditions and to the execution of such other agreements and documents as the Company may require. The Company shall have no obligation whatsoever to consent to any other or subsequent transfer of the Stock Options proposed to be made by you or any permitted transferee.
In addition to any transfer restrictions set forth in the Stock Option Agreement or in any other applicable agreement, neither you nor any of your permitted transferees will be permitted to sell any shares of BearingPoint, Inc.’s common stock you (or your permitted transferee) may receive upon exercise of any Stock Options, except: (i) in compliance with Company policies applicable to the Company’s executive officers, and (ii) in compliance with applicable securities laws.
Duties; Reporting; Termination. You will have such duties and responsibilities as are commensurate with your position as Chief Operating Officer of BearingPoint, Inc. As Chief Operating Officer, you will report directly to the Chief Executive Officer and, at least annually, your performance will be reviewed by the Chief Executive Officer. Your employment may be terminated by the Company at any time and for any or no reason. Your employment may be terminated by you with three (3) months’ prior notice, as provided in your Managing Director Agreement.
Stock Options. In addition to the Stock Option Grants that shall comprise part of your annual base salary for 2008, effective on the Effective Date (the “Option Grant Date”), you will be provided a grant of stock options (“Stock Options”) to purchase 1,485,000 shares of BearingPoint, Inc.’s common stock at an exercise price equal to the last available closing price of the common stock as of the Effective Date.
The Stock Options will be issued under BearingPoint, Inc.’s LTIP. The Stock Options will vest ratably (in 25% installments) beginning on the first anniversary of the Option Grant Date and each one-year anniversary thereafter, so that 100% of the Stock Options shall have vested as of the fourth anniversary of the Option Grant Date, provided that your employment has not terminated prior to such date. The attached Stock Option Agreement, together with the related Award Notice of Stock Option Grant, detail the various terms of the grant of the Stock Options.
In addition to any transfer restrictions set forth in the Stock Option Agreement or in any other applicable agreement, neither you nor any of your permitted transferees will be permitted to sell any shares of BearingPoint, Inc.’s common stock you (or your permitted

Mr. David Hunter
March 13, 2008

transferee) may receive upon exercise of any Stock Options, except: (i) in compliance with Company policies applicable to the Company’s executive officers, and (ii) in compliance with applicable securities laws.
Annual Performance Bonus. The target amount for your annual performance bonus, for fiscal 2008 only, shall be $750,000.00 USD (pro-rated based upon your Effective Date). Thereafter, the target amount for your annual performance bonus shall be an amount equal to 100% of your annual base salary for the year for which the performance bonus is being awarded. Subject to the “Payments Upon Termination” and “Termination by the Company (other than a Summary Termination)” sections below, your annual performance bonus, if any, may be paid in cash, equity, or a combination thereof, as determined by the Compensation Committee. The Compensation Committee shall retain sole discretion as to whether or not an annual performance bonus has been earned as well as the form of any annual performance bonus payment. Any annual performance bonus payment shall be subject to standard withholdings and deductions.
Benefits/Long-Term Incentives. You will be entitled to participate in all employee benefit (including long-term incentives), fringe and perquisite plans, practices, programs policies and arrangements generally provided to employees of BearingPoint Australia Pty. Ltd.
Business Expenses. The Company will reimburse you for the travel, entertainment and other business expenses incurred by you in the performance of your duties in accordance with the Company’s policies applicable to senior executives as in effect from time to time.
Living Accommodations. BearingPoint will provide reasonable housing accommodations for you during extended stay periods at our New York, New York location. The Company shall bear no responsibility or obligation for any other expenses related to your other living expenses, or any other family expenses associated with travel to and from such residence.
Spousal Travel Expenses. Up to four (4) times per year, the Company will reimburse you for the reasonable roundtrip airfare expenses incurred by your spouse for the purpose of traveling with you, or traveling to meet with you, at a location where you are performing your duties and responsibilities. This shall not include expenses incurred for travel taken as part of, or in connection with, annual leave or personal leave.
Tax Equalization. In accord with the Company’s International Assignment Tax Equalization Policy, if and where applicable, you will be tax equalized in respect of Company base salary and bonus earned during Cross-Border Engagements or Strategic International Assignments.
Tax Preparation. The Company shall reimburse you for reasonable expenses incurred in the preparation of your annual, individual tax filing obligations.
Payments Upon Termination. Upon termination of your employment, the Company will pay you: (i) any earned but unpaid annual base salary through the date of termination, (ii) any earned but unpaid annual bonus for any preceding year, provided that your employment terminates after the date your annual bonus has been determined by the Compensation Committee (except in the event of your death or Disability, in which case the annual bonus will be your actual annual bonus for the prior year prorated for the period worked), (iii) any unpaid accrued personal days and unreimbursed business expenses,

Mr. David Hunter
March 13, 2008

(iv) in the circumstances specified in the “Termination by the Company (other than Summary Termination)” or the “Special Termination Agreement” sections below, if applicable, the payments specified in the respective section, and (v) any other amounts due under any of the Company’s benefit plans. Payment of the amounts specified in the “Termination by the Company (other than Summary Termination)” section below shall be conditioned upon your execution of a full and binding unilateral release of all claims arising from or associated with your employment with the Company, which shall be prepared by, and in form and substance reasonably satisfactory to, the Company (the “Release Agreement”). Any payments shall be subject to standard withholdings and deductions.
Payments Upon Termination by the Company (other than Summary Termination). Upon termination of your employment by the Company (other than Summary Termination), and in partial consideration for the 24-month Restraint Period and related Covenants set forth in your Managing Director Agreement, the Company will pay you a lump-sum cash amount equal to $1,500,000.00 USD. The lump-sum cash payment shall be made within 30 days of the date of receipt by the Company of your fully executed Release Agreement, as specified in the “Payment Upon Termination” section above. Any payments shall be subject to standard withholdings and deductions. Any payments made pursuant to this section shall be made in lieu of any obligation to pay any amounts set forth in your Managing Director Agreement in the event of termination of your employment by the Company.
Special Termination Agreement. Subject to the terms and conditions set forth therein, you shall be entitled to receive the payments and other benefits specified in your Special Termination Agreement, a copy of which is attached. During any period that you are eligible to receive payments and other benefits under the Special Termination Agreement, you shall not be eligible to receive any payment or other benefits under: (1) clause (iv) of the “Payments Upon Termination” section above, or (2) the “Termination by the Company (other than Summary Termination)” section above.
Indemnification. BearingPoint, Inc. will indemnify you to the fullest extent permitted by law and its Certificate of Incorporation as in effect as of the Effective Date (regardless of any subsequent changes to such Certificate) with respect to your activities on behalf of the Company.
You will be covered under BearingPoint, Inc.’s Director and Officer liability insurance on the same basis as other senior level executives of the Company.
BearingPoint, Inc.’s agreement to indemnify you under this heading, “Indemnification and Employee Representations,” shall survive any termination of this Employment Letter or termination of your employment.
Employee Representations. It is the policy and practice of the Company to reasonably ensure that the Company and all new employees honor the terms of any reasonable post-employment restrictions contained in agreements with prior employers of such new employees.
By accepting this Employment Letter, you affirmatively warrant and represent to the Company that: (i) your employment with Accenture terminated more than eighteen (18) months before the Effective Date, and (ii) you are not currently subject to any covenant or restraint of any kind restricting you from being employed by the Company or from performing your duties as Chief Operating Officer and Managing Director.

Mr. David Hunter
March 13, 2008

Furthermore, you will never be asked to share, utilize or disclose in any way the proprietary or confidential information of a prior employer as part of your duties on behalf of the Company. You agree to promptly notify the Company’s General Counsel if you find yourself in a position of possibly violating your contractual agreement(s) with prior employers.

Mr. David Hunter
March 13, 2008

Miscellaneous.
1.	This Employment Letter can be amended only in writing signed by both you and the Company. To the extent this Employment Letter makes reference to or modifies the terms of any other agreements, the choice of law provision set forth in each of such other agreements shall continue to govern the terms and conditions of such agreements as well as the interpretation and construction thereof and any references thereto that are set forth herein. All other terms and conditions of this Employment Letter, as well as the terms and conditions of your Managing Director Agreement, shall be governed by and construed in accordance by the laws of the state of New South Wales, Australia.
2.	In the event of any conflict between the provisions of this Employment Letter and the provisions of any of the Managing Director Agreement, the Stock Option Agreement, the Assignment of Stock Options, or the Special Termination Agreement, the terms and provisions in this Employment Letter shall control.
3.	This Letter Agreement is assignable by the Company only to a successor (whether by merger, consolidation, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company, and the Company will require any such successor, by written agreement in form and substance reasonably satisfactory to you, to expressly assume and agree to perform this Employment Letter in the same manner and to the same extent that the Company would be required to perform it if no such assumption had taken place; provided, however, that no such written agreement shall be required if the transaction results in the successor becoming legally required to fulfill the obligations of the Company under this Employment Letter, whether by operation of law or otherwise. Except as expressly provided herein, you may not sell, transfer, assign, or pledge any of your rights or interests under this Employment Letter, provided that any amounts due hereunder shall, upon your death, be paid to your estate unless you have designated a beneficiary therefor in accordance with any applicable plan.
4.	For the purpose of this Employment Letter, notices and all other communications provided for in this Employment Letter shall be in writing and shall be deemed to have been duly given when delivered personally or by overnight service or delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the Company at its executive office or to you at the address on the records of the Company (provided that all notices to the Company shall be directed to the attention of the Chairman of the Compensation Committee and the Company’s General Counsel) or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
5.	If any provision of this Employment Letter or any portion thereof is declared invalid, illegal, or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Employment Letter shall continue in full force and effect. Failure to insist upon strict compliance with any of the terms, covenants, restraints or conditions of this Employment Letter shall not be deemed a waiver of such term, covenant, restraint or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Employment Letter may be executed in

Mr. David Hunter
March 13, 2008

several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
6.	It is intended that this Employment Letter will comply with Section 409A of the Internal Revenue Code and this Employment Letter shall be interpreted in a manner consistent with such intent. If any provision of this Employment Letter (or of any award of compensation, including deferred compensation or benefits) would cause you to incur any additional tax or interest under Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company shall reform such provision; provided that the Company agrees to maintain, to the maximum extent practicable and without additional cost to the Company, the original intent and economic benefit you of the applicable provision without violating the provisions of Section 409A; provided, further, in no event shall you be required to defer the date on which you are entitled to receive any payment or benefit hereunder for a period in excess of six months.
The items in this Employment Letter, the Managing Director Agreement, the Stock Option Agreement, the Assignment of Stock Options, and the Special Termination Agreement (together with any exhibits or award notices applicable thereto) and the other items referred to above represent the Company’s and your entire agreement with respect to the terms and conditions of your employment following the Effective Date. Any contrary representations that may have been made to you at any time are superseded by this Employment Letter.
Please carefully read this Employment Letter and the accompanying Managing Director Agreement, Stock Option Agreement, Assignment of Stock Options, and Special Termination Agreement (together with any exhibits or award notices applicable thereto). Signing these documents is a condition of employment. By signing below, you agree to the terms and conditions of employment specified in this Employment Letter and the accompanying documents.
If you agree that the foregoing terms and conditions accurately evidence our agreement concerning your continued employment after the Effective Date, please sign and return this Employment Letter, the Managing Director Agreement, the Stock Option Agreement, the Assignment of Stock Options, the Special Termination Agreement and the applicable award notices.
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[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Mr. David Hunter
March 13, 2008

Should you have any questions, please contact me or contact Laurent Lutz, our General Counsel, at (773) 867-6893.
Very truly yours,
/s/ Ed Harbach
Ed Harbach, Chief Executive Officer
BearingPoint, Inc.

ACCEPTED:
/s/ David Hunter March 13, 2008
David Hunter

Exhibits:
Managing Director Agreement
Stock Option Agreement
Award Notice of Stock Option Grant (LTI)
Award Notice of Stock Option Grant (base example)
Special Termination Agreement